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                      February 6, 2024

       Trevor Newton
       Chief Executive Officer
       Strata Power Corp
       500 - 4th Avenue SW
       Suite 2500
       Calgary, AB, Canada
       T2P 2V6

                                                        Re: Strata Power Corp
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed March 23,
2023
                                                            File No. 000-50934

       Dear Trevor Newton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation